Exhibit 10(vii)
Executive Change of Control Severance Plan
▪	Plan change to comply with Section 409A of the Internal Revenue Code.

▪	Plan provides payment to executive in lump sum within five days of termination.

▪	409A requires payment to be delayed for six months — interest at 10% per annum will accumulate from original date.

▪	The amount payable under the severance plan can be reduced by any amount payable under any separation plan.

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